        Exhibit 10.1

September 6, 2022

Via Email

Joshua Bixby

Re:    Transition and Separation Agreement
Dear Joshua:
This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Fastly, Inc. and Fastly International (Holdings) Ltd. (collectively, the “Company”) is offering to you to aid in your employment transition in connection with the termination of your services to the Company as its President and Chief Executive Officer (“CEO”).
1.Separation Date. You and the Company agree that the termination of your service as CEO will be effective as of September 1, 2022 (the “CEO Termination Date”). Effective as of the CEO Termination Date (i) you will no longer provide services to the Company as the Company’s CEO and (ii) you hereby resign as a member of the Company’s Board of Directors and from all committees thereof and the board of directors (or similar governing body) of any and all subsidiaries of the Company of which you are a member. If you timely sign and return this Agreement to the Company, your employment with the Company as an advisor to the Company’s CEO will continue through June 1, 2023 (which may be extended by the Company until September 1, 2023), which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Paragraph 2(c) below. If termination occurs earlier or later than June 1, 2023, or such later extended date, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.
2.Transition Period.
    (a)    Role. Between now and the Separation Date, you will: (i) assist with the transition of your duties and responsibilities to other employees, including to the newly hired CEO of the Company; and (ii) perform any other duties and responsibilities within your past experience at the Company and as requested by the Company (the “Transition Services”). The period between now and the Separation Date will be referred to as the “Transition Period.” You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing your Transition Services job duties. You also must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee IP Assignment Agreement (a copy of which is attached hereto as Exhibit A) and your Employment Agreement dated February 19, 2020 (the “Employment Agreement”), which you

272644853 v7

Joshua Bixby
September 6, 2022

acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
        (b)    Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Except as provided herein, your Company stock options and restricted stock unit awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and option or restricted stock unit award agreements and the post-termination exercise period for your vested stock options will begin on the Separation Date.
    (c)    Termination. During the Transition Period, you are entitled to resign your employment and the Company may terminate your employment with or without Cause (as defined in the Executive Change in Control and Severance Benefit Plan approved on May 3, 2019 (the “Severance Benefit Plan”) in accordance with the provisions of this Agreement. If prior to June 1, 2023, or such later extended date, the Company terminates your employment without Cause (as defined in the Severance Benefit Plan) or you resign for Good Reason (as defined in the Severance Benefit Plan), then you will remain eligible for the Severance Benefits (as defined and described below), provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below). If prior to June 1, 2023, or such later extended date, the Company terminates your employment with Cause or you resign without Good Reason, then you will no longer be eligible for participation in any Company benefit plans, your Equity Awards (as defined in the Severance Benefit Plan) will immediately cease vesting, and you will not be entitled to the Severance Benefits and will only be provided with the minimum entitlements to which you are entitled pursuant to the British Columbia Employment Standards Act, if any.
3.Accrued Salary and Vacation. On or shortly after the Separation Date, the Company will pay you all accrued salary, and all accrued but unused vacation, earned through the last day of your employment, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
4.Severance Benefits. Pursuant to the Severance Benefit Plan and your Employment Agreement, if you: (i) timely sign and return this Agreement to the Company; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); and (iii) within twenty-one (21) days after the Separation Date, execute and return to the Company the release of claims in the form attached hereto as Exhibit B (the “Separation Date Release”) and allow the Separation Date Release to become effective, then, in full satisfaction of any obligations for the Company to provide you with notice of termination or pay in lieu thereof or severance benefits as stated in the Severance Benefit Plan and Employment Agreement and the British Columbia Employment Standards Act, the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)Severance Pay. The Company will pay you a lump sum severance amount equal to eighteen (18) months (totaling $756,000) of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in a lump sum on the first regular payday no earlier than one week after the Release Effective Date, as defined in the Separation Date Release.

272644853 v7

Joshua Bixby
September 6, 2022

(b)Target Bonus Severance. The Company will pay you an amount equal to 0.75 times your target annual bonus for fiscal year 2022 (such amount, the “Target Bonus Severance”), subject to standard payroll deductions and withholdings, which will be paid in the form of either cash or fully vested restricted stock units on the first regular payday no earlier than one week after the Release Effective Date, provided that the Target Bonus Severance will be reduced (but not below zero) by the amount of any annual bonus for fiscal year 2022 that you have been paid prior to the Release Effective Date in accordance with the Company’s 2022 Bonus Plan.
(c)Health Care Continuation Coverage. The Company will pay you a lump sum payment equal to $40,000, subject to standard payroll deductions and withholdings, on the thirtieth (30th) day following the Separation Date, to cover your health insurance expenses and other health-related costs. You may, but are not obligated to, use such payment toward the cost of health insurance premiums or costs. Except as provided herein, the Company will have no additional obligations to you related to health care coverage, including but not limited to any obligation to pay any premiums for your coverage under the federal COBRA law or similar laws.
(d)Equity Acceleration. During your employment with the Company, you were granted certain Equity Awards and Performance Awards (each, as defined in the Severance Benefit Plan). Notwithstanding any language in the applicable plan(s) to the contrary, the Company will accelerate the vesting of your outstanding (i) Equity Awards as of the Separation Date in an amount that would have vested if you had remained an employee for an additional twelve (12) months after the Separation Date and (ii) Performance Awards as of the Separation Date in an amount that would have vested if you had remained an employee for an additional 12 months after the Separation Date, on a pro-rated basis and based on actual level of achievement of the applicable Performance Award as of the Separation Date. Such acceleration will be effective as of the Separation Date.
(e)Post-Termination Exercise Period Extension. During your employment with the Company, you were granted certain Equity Awards in the form of stock options (“Options”). Notwithstanding any language in the applicable plan(s) to the contrary, the Company will amend any Options that are vested and outstanding as of the Separation Date (including those subject to accelerated vesting in accordance with the terms of this Agreement), such that you will be permitted to exercise such Options until the earliest to occur of (i) the expiration date indicated in the applicable Option’s grant notice, (ii) the day before the tenth (10th) anniversary of the Option’s date of grant, and (iii) in certain circumstances, upon the effective date of a corporate transaction, as set forth in the applicable equity incentive plan pursuant to which the Option was granted.
5.No Other Compensation or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any notice of termination, severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits, and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you pay in lieu of notice of termination, severance benefits or any other payments pursuant the Severance Benefit Plan, the Employment Agreement, the British Columbia Employment Standards Act, or any other agreements, plans or policies, and that this Agreement hereby supersedes and extinguishes any pay in lieu of notice of termination or severance benefits you are or could be eligible to receive under the Severance Benefit Plan, the Employment Agreement, the British Columbia Employment Standards Act or any other employment agreement, plan, policy or other agreement applicable to you. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will

272644853 v7

Joshua Bixby
September 6, 2022

not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account or RRSP account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, or equity.
6.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.Return of Company Property. Within five (5) business days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. Notwithstanding the foregoing, as an additional Severance Benefit (subject to the same conditions as the Severance Benefits set forth above), the Company hereby agrees to transfer ownership to you of the computer and monitor provided to you by the Company for your use during your employment (the “Company Equipment”).  The Company Equipment will be provided to you “as is” and without warranty or guarantee of any kind, effective as of the Separation Date.  On or before the Separation Date, and consistent with this section, you agree to provide the Company Equipment to the Company so that all confidential or proprietary data, materials or information of the Company and nontransferable third-party software can be deleted from it. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance Benefits and other benefits provided hereunder.
8.Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal, provincial or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Excluded Claims.”
9.No Voluntary Adverse Action. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for

272644853 v7

Joshua Bixby
September 6, 2022

information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
10.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.
11.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.Release of Claims.
(a)    General Release. In exchange for the Transition Period and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, whether in common law, in equity, in contract, in tort, in statute or otherwise however arising, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
        (b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, payment in lieu of notice of termination, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, provincial, state, and local statutory claims, including claims for notice of termination, severance pay, unpaid wages, vacation pay, holiday pay, discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the British Columbia Employment Standards Act, the British Columbia Human Rights Code, the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, and the California Labor Code (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to

272644853 v7

Joshua Bixby
September 6, 2022

withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. You further acknowledge and agree that that the terms set out in the Agreement and this release constitute a full and final settlement of any existing, planned or possible complaint or complaints against the Company under any statute or regulation of Canada or of any province including the British Columbia Employment Standards Act, the British Columbia Human Rights Code, or any other applicable law which creates obligations as between an employer and employee relating to the hiring of, the employment or the cessation of your employment with the Company.
(c)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(d)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law, including without limitation, claims under the California Fair Employment and Housing Act, to the extent such claims cannot be waived as a matter of law with this release of claims; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you

272644853 v7

Joshua Bixby
September 6, 2022

understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
(f)    Tax Indemnity. You covenant and agree to save harmless and indemnify the Company from any and against all claims, taxes, charges, penalties, or demands properly exigible which might be made upon the Company in connection with this Agreement pursuant to the Income Tax Act, the Employment Insurance Act, the Canada Pension Plan, or any other duly recognized federal and provincial taxing authorities or statutes.
13.Confidentiality. You understand and agree that the terms or nature of this Agreement are confidential and cannot be disclosed in whole or in part to any third parties other than your immediate family, legal or financial providers, provided that they first agree not to discuss with or disclose to anyone the terms of this Agreement and such other disclosure as is required by law. You acknowledge that this confidentiality obligation constitutes a fundamental part of this Agreement and the foregoing release.
14.Section 409A.
(a)Notwithstanding anything to the contrary herein, to the extent (i) any payments to which you are entitled under this Agreement in connection with your separation from service with the Company constitute deferred compensation subject to Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your Separation Date; or (ii) as soon as administratively practicable after the date of your death following the Separation Date; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
(b)Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(c)All severance benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be

272644853 v7

Joshua Bixby
September 6, 2022

interpreted accordingly. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
(d)Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations under Section 409A.
15.Parachute Payments.
(a)Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit you would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (but not below zero) or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(b)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(c)Unless you and the Company agree on an alternative accounting firm, at the Company’s election, either (i) Deloitte & Touche LLP or (ii) the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the a change in ownership or control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
16.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

272644853 v7

Joshua Bixby
September 6, 2022

17.General. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. You agree that you have been afforded an opportunity to obtain independent legal advice with respect to the details of this Agreement and the release contained herein, that you understand the meaning of the provisions and the consequences of signing them, and that you are executing this Agreement and the release freely, voluntarily, and without coercion or duress. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

[Remainder of Page Intentionally Left Blank]

272644853 v7

Joshua Bixby
September 6, 2022

I wish you good luck in your future endeavors.
Sincerely,
Fastly, Inc.
By: /s/ Ronald W. Kisling
Ronald W. Kisling
    Chief Financial Officer

Fastly International (Holdings) Ltd.

By: /s/ Ronald W. Kisling
Ronald W. Kisling
    Authorized Signatory

Exhibit A – Confidential Information and Inventions Assignment Agreement
Exhibit B – Separation Date Release

Accepted and Agreed:
/s/ Joshua Bixby
Joshua Bixby

9/6/2022
Date

272644853 v7

Joshua Bixby
September 6, 2022

Exhibit A
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

272644853 v7

Joshua Bixby
September 6, 2022

Exhibit B
SEPARATION DATE RELEASE
(To be signed and returned to the Company on or within twenty-one (21) days after the Separation Date)
In exchange for the consideration to be provided to me pursuant to that certain letter transition and separation agreement between me and Fastly, Inc. (the “Company”) dated September 6, 2022 (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, whether in common law, in equity, in contract, in tort, in statute or otherwise however arising, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, payment in lieu of notice of termination, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, provincial, state, and local statutory claims, including claims for notice of termination, severance pay, unpaid wages, vacation pay, holiday pay, discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the British Columbia Employment Standards Act, the British Columbia Human Rights Code, the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). I further acknowledge and agree that that the terms set out in the Agreement and this release constitute a full and final settlement of any existing, planned or possible complaint or complaints against the Company under any statute or regulation of Canada or of any province, including the British Columbia Employment Standards Act, the British Columbia Human Rights Code or any other applicable law which creates obligations as between an employer and employee relating to the hiring of, the employment or the cessation of my employment with the Company.

I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this Separation Date Release and that I was given a reasonable time period of not less than five (5) business

272644853 v7

Joshua Bixby
September 6, 2022

days in which to do so. I further acknowledge and agree that, in the event I sign this Separation Date Release prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Notwithstanding the foregoing, I acknowledge and understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency. I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”). I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company’s CEO); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release (the “Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Separation Date Release.

This Separation Date Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement. I have been afforded an opportunity to obtain independent legal advice with respect to the details of this Separation Date

272644853 v7

Joshua Bixby
September 6, 2022

Release, that I understand the meaning of the provisions and the consequences of signing them, and that I am executing it freely, voluntarily, and without coercion or duress.

Understood, Accepted and Agreed:
_____________________________________    ______________________
Joshua Bixby    Date

272644853 v7